UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 5, 2014

UBL Interactive, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54955	27-1077850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6701 Carmel Road, Suite 202 Charlotte, NC 28226
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (704) 930-0297

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 5, 2015, we entered into a term loan agreement (the “Term Loan Agreement”) with Grace McLain Capital Advisors, LLC (“Lender”) pursuant to which Lender will lend us up to $600,000 in unsecured term loans in three tranches of $200,000 each (the “Loans”). Also on December 5, 3015, we received the first $200,000 tranche from Lender under the Term Loan Agreement (the “Tranche A Term Loan”). At our option, under the Term Loan Agreement, Lender will lend us a second $200,000 (the “Tranche B Term Loan”) and a third $200,000 (the “Tranche C Term Loan”).

The Tranche A Term Loan will be repaid in six consecutive monthly installments of principal and interest on the 15th day of each month commencing the month following execution of this Agreement and continuing until June 15, 2015 with the balance then owing under this Agreement being paid at that time.

The Tranche B Term Loan would be repaid in consecutive monthly installments of interest only ($2,000.00 per month) beginning on the 30th day following the closing of that tranche and continuing until the sixth month following the closing of the tranche, with the entire principal amount and the balance of interest then owing under this tranche being paid at that time.

The Tranche C Term Loan would be repaid in full, including principal and interest, on or before the 180th day following the closing of that tranche.

The Tranche A Term Loan and Tranche B Term Loan will carry interest at a rate of 12% per annum while the Tranche C Term Loan will carry interest at a rate of 14% per annum, with all interest amounts compounded annually.

We may prepay any of the Loans in minimum increments of $100,000 and any such prepayments will include an additional premium of 3% of the prepayment amount, subject to certain exclusions.

On the closing of the Tranche A Term Loan, we paid Lender a 2% ($4,000) structuring fee and a 1% ($2,000) closing fee on the principal amount of the Tranche A Term Loan. Lender will receive the same fees in the same amounts on the Tranche B Term Loan and the Tranche C Term Loan if we exercise our option to close one or both of those additional loans. We have also agreed to reimburse Lender for out of pocket costs related to the Loans (including reasonable legal fees, due diligence and other costs) up to a maximum of $7,500 and we have given Lender a deposit of $6,500 against these reimbursable expenses.

In connection with the Tranche A Term Loan, we will issue to Lender a detachable and transferable warrant (the “Term Loan A Warrant”) to purchase that number of shares of our common stock equal to 1.5% of our total outstanding shares of common stock on a non-fully diluted basis (but including the issuance of the equity underlying the Term Loan A Warrant) calculated as of the date of closing of the Tranche A Term Loan. Similarly, with respect to the Tranche B Term Loan we would be required to issue to Lender a warrant to purchase an additional 1.5% of our stock outstanding as of the closing of that tranche and, with respect to the Tranche C Term Loan, a warrant for an additional 1% of our outstanding stock. Each of these warrants will have an exercise price of $0.15 per share and will expire two years following the date of issuance.

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The foregoing is a summary of the material terms of the Loan Agreement and the Warrant. This summary is subject to, and is qualified in its entirety by, reference to the Loan Agreement and form of Warrant that are filed as exhibits to this Report and incorporated herein by reference.

The Company intends to use the net proceeds of the Tranche A Term Loan for general working capital purposes.

Item 3.02  Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 2.03 above, which disclosures are incorporated herein by reference.

In connection with the Tranche A Term Loan made to us by Lender, we are issuing to Lender a Tranche A Warrant exercisable for 527,493 shares of our common stock. This issuance will be made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibits filed as part of this Current Report are as follows:

Exhibit No.	Description

4.1	December 5, 2014 Form of Warrant to be issued to Grace McLain Capital Advisors, LLC
10.1	Term Loan Agreement dated as of December 5, 2014 between the Registrant and Grace McLain Capital Advisors, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2014	By:	/s/ Doyal Bryant
		Name:	Doyal Bryant
		Title:	Chair of the Board of Directors